As Filed with the Securities and Exchange Commission on September 18, 2003, Registration No.
Registration No. 333-11201 on August 30, 1996
Registration No. 33-95616 on August 9, 1995
Registration No. 33-64204 on June 10, 1993
Registration No. 33-48404 on June 8, 1992
Registration No. 33-42845 on September 18, 1991

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

IDEXX LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	01-0393723
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
One IDEXX Drive, Westbrook, Maine	04092
(Address of principal executive offices)	(Zip Code)

1991 STOCK OPTION PLAN
(Full Title of the Plan)

Conan R. Deady, Esq.
General Counsel
IDEXX Laboratories, Inc.
One IDEXX Drive, Westbrook, Maine 04092
(Name and Address of Agent For Service)

(207) 856-0300
(Telephone number, including Area Code, of Agent for Service)

        Pursuant to registration statements on Form S-8 (the “1991 Plan Registration Statements”) filed with the Commission on September 18, 1991 (File No. 33-42845), June 8, 1992 (File No. 33-48404), June 10, 1993 (File No. 33-64204), August 9, 1995 (File No. 33-95616) and August 30, 1996 (File No. 333-11201), the Registrant registered 6,475,000 shares of Common Stock, $.10 par value per share of IDEXX Laboratories, Inc. (the “Company”) (giving effect to stock splits effected in the form of stock dividends subsequent to the filing of June 10, 1993 registration statement) in connection with the Company’s 1991 Stock Option Plan (“1991 Plan”). The 1991 Plan Registration Statements covered shares of Common Stock issuable upon the exercise of options granted under the 1991 Plan. As of May 21, 2003, an aggregate of 8,574 shares of Common Stock covered by the 1991 Plan Registration Statements had not previously been issued or were not subject to outstanding stock options (the “Unused 1991 Shares”).

        This Post-Effective Amendment No. 1 to the 1991 Plan Registration Statements is being filed for the purpose of transferring the Unused 1991 Shares to a new registration statement on Form S-8 registering 1,850,000 shares of Common Stock issuable pursuant to stock based awards to be issued under the Company’s 2003 Stock Incentive Plan.

SIGNATURES

        Pursuant to Rule 478 under the Securities Act, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westbrook, State of Maine on this 18th day of September, 2003.

IDEXX LABORATORIES, INC.

By: /s/ Conan R. Deady
Conan R. Deady Vice President, General Counsel and Secretary